FIRST AMENDMENT TO THE
TRANSFER AGENT SERVICING AGREEMENT

THIS FIRST AMENDMENT, dated as of  the 5th day of December, 2008, to the Transfer Agent Servicing Agreement, dated as of  April 1, 2006 (the “Agreement”), is entered into by and between RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS, a Delaware statutory trust (the "Trust") and  U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS").

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the parties desire to amend the Agreement to add funds; and

WHEREAS, Section 12 of the Agreement allows for an amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS	U.S. BANCORP FUND SERVICES, LLC

By: /s/John O’Halloran	By: /s/Michael R. McVoy

Printed Name: John O’Halloran	Printed Name: Michael R. McVoy

Title: CEO	Title: Executive Vice President

Exhibit A
to the Transfer Agent Servicing Agreement

Separate Series of Rainier Investment Management Mutual Funds

Name of Series	Date Added
Rainier Balanced Portfolio	5-10-1994
Rainier Balanced Portfolio I	5-2-2002
Rainier Large Cap Equity Portfolio
(f/k/a Rainier Core Equity Portfolio)	5-10-1994
Rainier Large Cap Equity Portfolio I
(f/k/a Rainier Core Equity Portfolio I)	5-2-2002
Rainier Intermediate Fixed Income Portfolio	5-2-2002
Rainier Small/Mid Cap Equity Portfolio	5-10-1994
Rainier Small/Mid Cap Equity Portfolio I	5-2-2002
Rainier Mid Cap Equity Portfolio	12-7-2005
Rainier Mid Cap Equity Portfolio I	12-7-2005
Rainier High Yield Portfolio	on or about 3-31-2009